Exhibit 10.10

RR Donnelley     Global Headquarters

35 West Wacker Drive

Chicago, Illinois 60601

Telephone (312) 326 8000

July 26, 2016

Kent Hansen

[email]

Dear  Kent:

The purpose of this letter is outline the employment agreement between you and LSC Communications US, LLC (“LSC Communications” or “Company”).  All capitalized terms used but not defined in the text of this letter (“Agreement”) shall have the meanings assigned to such terms in Annex A.

The terms of this Agreement are set forth below.

1.

Title and Responsibilities.  Effective September 6, 2016, you will serve as Senior Vice President, Controller & Chief Accounting Officer for LSC Communications US, LLC, reporting to Drew Coxhead, Chief Financial Officer, in accordance with the terms and provisions of this Agreement as well as any employment and other policies generally applicable to employees of the Company from time to time during the term of your employment. You will have the duties, responsibilities and authorities of such position as are assigned to you by the Company.  You will also receive such office, staffing and other assistance as is commensurate with that received by other executives at your level in the Company.

2.

Employment at Will. You and we hearby acknowledge that your employment with the Company constitutes “at-will” employment and either party may terminate the employment relationship at any time upon written notice of termination within a reasonable period of time before the effective date of you Separation from Service.

3.	Compensation. You will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law.

a.	Base Salary. The Company will pay you a base salary (“Base Salary”) at the rate of $285,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

b.

Annual Bonus.  For each calendar year of the Company, you will be eligible to receive an annual  bonus (the “Annual Bonus”) in accordance with the Company’s annual incentive compensation plan (“Plan”).  Your target bonus opportunity during the first calendar year of the agreement  will be 75% of Base Salary, pro-rated for any partial year of service. The performance objectives for your Annual Bonus with respect to each calendar year will be determined as provided for in the Plan.  Any Annual Bonus which you become entitled to receive shall be paid to you at the time set forth in the Plan.

c.

Signing Bonus.  The Company agrees to pay you a lump sum bonus of $100,000, less applicable deductions. The Company will pay the bonus to you in a lump sum, minus applicable deductions, by automatic direct deposit into the account previously designated by you on the first regular payday in which you are on the Company payroll.  Note: If you leave the Company voluntarily at any time within the first two years after your start date, you will be responsible for reimbursing the company for the unearned portion of the signing bonus as follows:

•	100% if you leave within the first 180 days;
•	75% if you leave between 181and 365 days;
•	50% if you leave between 366 and 545 days;
•	25% if you leave between 546 and 730 days.

You authorize the Company to deduct from your wages, commissions, vacation, termination, separation pay, or any other pay due you, such unearned portion of the signing bonus.  To the extent there is a balance due, you agree to pay it within 30 days of your departure.

d.	Equity. You will be eligible to receive equity grants on an annual basis, and will receive grant amounts that are similar to other employees at your level in the organization.

e.	Vacation. You will be eligible for three weeks of vacation annually.

f.	Benefits. You will be eligible to participate in the employee benefit plans and programs generally applicable to the Company’s employees.

4.

Severance.  If your Separation from Service with the Company (and the members of the Company’s controlled group within the meaning of section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”))  is initiated by the Company without Cause, the following provisions will apply.

a.

Severance Pay.  The Company will pay you an amount equal to one times your Annualized Total Compensation (“Severance Pay”), subject to your prompt  execution of the Company’s customary release, which amount shall be payable in equal installments on the 15th and last days of each of the 12 months following the 30th day after the date of your Separation from Service (if the 15th or last day of a month is not a business day, on the closest business day to such date).  This amount constitutes "Separation Pay" under the terms of the LSC Separation Pay Plan ("SPP")

and all provisions of the SPP shall apply thereto and no other amount shall be payable under the SPP.

All payments made pursuant to this Agreement shall be reduced by applicable tax withholdings.

Any disputes regarding Severance Pay will be governed by the claims and appeals procedures of the SPP.

b.	Resignations. Upon your Separation from Service, you shall resign from such offices and directorships, if any, of the Company that you may hold on the date of your Separation from Service.

c.

Indemnification.  Your rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director’s and officer’s liability insurance coverage for, in both cases, actions as an officer of the Company shall survive your Separation from Service.

d.

Section 409A. If you are a “specified employee” within the meaning set forth in the document entitled “409A:  Policy of LSC Communications and its Affiliates Regarding Specified Employees” on the date of your Separation from Service, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to Code Section 409A as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the sixth month occurring after the month in which the date of your Separation from Service occurs and (y) the date of your death.  Notwithstanding the immediately preceding sentence, amounts payable to you as a result of your involuntary Separation from Service that do not exceed two times the lesser of (i) your annualized compensation based upon your annual rate of Base Salary for the year prior to the year in which the date of your Separation from Service occurs and (ii) the maximum amount that may be taken into account under Code Section 401(a)(17) in the year in which the date of your Separation from Service occurs may be paid as otherwise scheduled.  If any compensation or benefits provided by this letter may result in the application of Code Section 409A, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under Code Section 409A in the least restrictive manner necessary in order to exclude such compensation and benefits from the definition of “deferred compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A.  By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to Code Section 409A, you are solely responsible for the payment of any taxes and interest due as a result.

5.	Restrictive Covenants. You and the Company recognize that, due to the nature of your employment and relationship with LSC Communications, you will have access to and develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its affiliates. You acknowledge that such information is valuable to the business of LSC Communications and its affiliates, and that disclosure to, or use for the benefit of, any person or entity other than LSC Communications, would cause substantial damage to the Company. You further acknowledge that your duties for LSC Communications include the opportunity to develop and maintain relationships with LSC Communications customers, employees, representatives and agents on behalf of LSC Communications and that access to and development of those close relationships with LSC Communications customers render your services special, unique and extraordinary. In recognition that the goodwill and relationships described herein are assets and extremely valuable to LSC Communications, and that loss of or damage to those relationships would destroy or diminish the value of LSC Communications, you agree as follows:

a.

Noncompetition.  In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence you occupy and have occupied with the Company and the information of a highly sensitive and confidential nature obtained as a result of such positions, you agree that, from the date of your  Separation from Service for any reason, including a Separation from Service initiated by LSC Communications, with or without Cause, and for 12 months thereafter (the “Severance Period”), you will not, directly or indirectly, engage in any business which is competitive with any business of the Company in which you worked or were engaged in the last two years of your employment with the Company, in the geographic areas where such business was conducted on behalf of the Company.  The phrase ‘directly or indirectly’ shall include, but not be limited to, engaging in such business either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity. The Company agrees that you may, however, own stock or the rights to own stock in a company, whether or not a competitor, that is publicly owned and regularly traded on any national exchange or in the over-the-counter market, so long as your holdings of stock and rights to own stock of any such company do not exceed 1% of the capital stock entitled to vote in the election of directors and (ii) the combined value of the stock and rights to acquire stock does not exceed your gross annual earnings from the Company in the full tax year preceding the Separation Date.

b.

Importance of Customer Relationships. You recognize that LSC Communications’ relationship with the customer or customers you serve, and with other employees, is special and unique, based upon the development and maintenance of goodwill resulting from the customers’ and other employees’ contacts with the Company and its employees, including you. As a result of your position and customer contacts, you recognize that you will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, purchasing policies, (ii) the skills, capabilities and other employment-related information about Company employees, and (iii) other matters which you would not otherwise know and which is not otherwise readily available. Such knowledge is essential to the business of the Company and you recognize that if your employment terminates, the Company will be required to rebuild that customer relationship to retain the customer’s business. You recognize that during a period following the date of your Separation from Service, the Company is entitled to protection from your using the information and customer and employee relationships with which you have been entrusted by the Company during your employment.

c.

Nonsolicitation of Customers.  You acknowledge and agree that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  While employed by LSC Communications and for a period of 12 months from the date of your Separation from Service with the Company for any reason, including your Separation from Service initiated by LSC Communications, with or without Cause, you shall not, directly or indirectly, either on your own behalf or on behalf of any other person, firm or entity, solicit or provide services which are the same as or similar to the services the Company provided or offered while you were employed by the Company to any customer or prospective customer of  the Company (i) with whom you had direct contact in the course of your employment with the Company or about whom you learned confidential information as a result of your employment with the Company or (ii) with whom any person over whom you had supervisory authority at any time had direct contact during the course of his or her employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

d.

Nonsolicitation of Employees. While employed by LSC Communications and for a period of two years from the date of your Separation from Service with the Company for any reason, including your Separation from Service initiated by LSC Communications, with or without Cause, you shall not either directly or indirectly solicit, induce or encourage any Company employee(s) to terminate their employment with the Company or to accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall you cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes, but is not limited to, (a) initiating communications with a Company employee relating to possible employment, (b) offering bonuses or additional compensation to encourage Compnay employees to terminate their employment with the Company, or (c) recommending or referring Company employees to search firms, headhunters or agents employed by others.

e.	Confidential Information. You are prohibited from, at any time during your employment with the Company or thereafter, disclosing or using any

Confidential Information for your benefit or any other person or entity, unless directed or authorized in writing by the Company to do so, until such time as the information becomes generally known to the public without your fault.  For purposes of this Agreement, “Confidential Information” means all information that meets one or more of the following three conditions: (i) it has not been made available generally to the public either by  the Company or by a third party with  the Company’s consent, (ii) it is useful or of value to  the Company’s current or anticipated business or research and development activities or those of a customer or supplier of the Company, or (c) it either has been identified as confidential to Employee by the Company  (orally or in writing) or it has been maintained as confidential from outside parties and is recognized as intended for internal disclosure only. Confidential Information includes, but is not limited to, “Trade Secrets” to the full extent of the definition of that term under Delaware law. It does not include “general skills, knowledge and experience” as those terms are defined under Delaware law.  These restrictions are in addition to any confidentiality restrictions in any other agreement you may have signed with the Company.

f.

Obligation upon Subsequent Employment. If you accept employment with any future employer during the time period that equals the greater of one year following the date of your Separation from Service and the Severance Period (regardless of whether you actually receive severance benefits during that period), you will deliver a copy of this Agreement to such employer and advise such employer concerning the existence of your obligations under this Agreement.

g.

Geographic Scope. You understand that the Company has sales and manufacturing facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future. You therefore agree that your obligations under Paragraph 5 shall extend worldwide.

h.

Other Agreements.  In the event a covenant in this Agreement covers the same subject matter of a provision contained in one or more other agreements between you and the Company, you agree that the provision containing the greatest enforceable time, territorial, and/or prohibited activity restriction(s) shall control.

i.

Company’s Right to Injunctive Relief.  By execution of this Agreement, you acknowledge and agree that the Company would be damaged irreparably if any provision under this Paragraph 5 were breached by you and money damages would be an inadequate remedy for any such nonperformance or breach.  Accordingly, in order to protect its interests, the Company shall be entitled to pursue, in addition to other rights and remedies existing in its favor, an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  With respect to such enforcement, the prevailing party in such litigation shall be entitled to recover from the other party any and all attorneys’ fees, costs and expenses incurred by or on behalf of that party in enforcing or attempting to enforce any provision under this Section 5 or any other rights under this Agreement.

6.	General

a.

Acknowledgement of Reasonableness and Severability. You acknowledge and agree that the provisions of this Agreement, including Section 5, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, Confidential Information and other business interests of the Company.  If any court subsequently determines that any part of this Agreement, including Section 5, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions.  Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

b.	Non-duplication of Severance Pay. By signing this Agreement, you hereby waive any right to any “Benefits” under the SPP, other than those specified in this Agreement.

c.

Employee Breach.    If you breach this Agreement or any other agreement you have signed with the Company, the Company may, in its complete discretion, stop making any of the payments provided for in this Agreement, in addition to any other rights or remedies the Company may have under this Agreement, at law or in equity.

d.

Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, the determination of the scope or applicability of this Agreement to arbitrate and the terms of this Agreement, shall be determined by a single arbitrator in Chicago, Illinois. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Delaware or the Federal courts of the United States of America located in the District of Delaware in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

e.

Governing Law.  You acknowledge and agree that the Company has an interest in administering its employee agreements, plans, and programs under uniform law, and that it is fair to have all LSC Communications employees be subject to uniform laws in connection with agreements like this one. Therefore you agree that this Agreement shall be governed by the laws of the State of Delaware (where LSC Communications US, LLC is organized) and applicable federal laws, and construed in accordance therewith without giving effect to principles of conflicts of laws

f.

Notice and Execution.  This Agreement may be executed in counterparts.  Any notice or request required or permitted under this Agreement must be in writing, addressed; (i) if to the Company, to the attention of the chief human resources officer, at its Corporate Headquarters and (ii) if to Employee, at Employee’s last known address (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph).  Any notice or communication shall be delivered by fax (with proof of transmission), by hand or by courier (with proof of delivery), or by certified or registered United States mail, return receipt requested, postage prepaid.  For notices and communications delivered by fax, by hand or by courier, the time of delivery shall constitute the time at which notice is given.  For notices and communications sent by United States mail, the fifth business day after the actual date of mailing shall constitute the time at which notice is given.

g.

Entire Agreement.  This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and fully supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, except that any restrictive covenant, confidentiality or intellectual property obligations that Employee has to the Company shall survive and not be superseded, including without limitation, those set forth in the Company’s policies. This Agreement may not be modified except by a written, signed agreement executed by Employee and the Company.

h.

Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

i.

Severability.  If any provision contained in this Separation Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified, but only to the extent necessary, to make such provision valid, legal and enforceable.  In any event, the remainder of this Agreement shall continue to be valid and enforceable to the fullest extent permitted by law.

j.

Assignments and Successors.  You understand and agree that the Company’s rights and obligations under this Agreement shall inure to the benefit of, and shall be binding on, any successor in interest to the Company and that the Company may, at any time and without consent of or further action by you, assign this Agreement to any affiliate of the Company or to a purchaser or transferee of all or a substantial portion of the Company’s assets.  You understand and agree that you may not assign any rights or transfer any obligations you have under this Agreement.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to Scott Bigelow, Vice President, Human Resources.

Very truly yours,

LSC Communications US, LLC

By: _/s/ Suzanne S. Bettman________________

Suzanne S. Bettman

Chief Administrative Officer

_

ACCEPTED AND AGREED to this 28th day of July, 2016

_/s/ Kent Hansen____________________________

Kent Hansen

Annex A

Definitions

1.

“Annualized Total Compensation” means Base Salary plus Annual Bonus (at the target level) for one year at the rate in effect immediately before the Separation Date, but, for these calculations only, your Base Salary and target bonus percentage shall not be less than the amount set forth in Section 3, above

2.

“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to your being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to you by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which you have not performed your duties, (ii)  your willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with your duty and station) promptly upon receipt of such written direction.  For the purposes of this definition, no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.  Notwithstanding the foregoing, the Company shall provide you with a reasonable amount of time, after a notice and demand for substantial performance is delivered to you, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

3.	“Committee” means a committee designated by the Chief Human Resources Officer of the Company.

4.	“Separation from Service” means a termination of employment with the Company within the meaning of Treasury Regulation §1.409A-1(h).